Exhibit 99.(n)

EVERMORE FUNDS TRUST

MULTIPLE CLASS PLAN

MULTIPLE CLASS PLAN, dated as of November 30, 2009, of Evermore Funds Trust, a voluntary association with transferable shares of beneficial interest organized under the laws of the Commonwealth of Massachusetts and commonly referred to as a “Massachusetts business trust” (the “Trust”), with respect to each of its series whether now existing or hereafter established (collectively, the “Funds”).

W I T N E S S E T H:

WHEREAS, the Trust is engaged in business as an open-end management investment company and is registered under the Investment Company Act of 1940, as amended (collectively with the rules and regulations promulgated thereunder, the “1940 Act”); and

WHEREAS, the shares of beneficial interest of the Trust (the “Shares”) are divided into separate series and into one or more separate classes;

WHEREAS, the provisions describing the terms and conditions of the separate classes of Shares currently appear in a number of documents including the Trust’s trust instrument, Rule 12b-1 plan and Fund prospectus;

WHEREAS, the Trust desires to adopt this Multiple Class Plan (the “Plan”) on behalf of the Funds as a plan pursuant to Rule 18f-3 to formalize the Funds’ arrangements regarding multiple classes of Shares;

WHEREAS, the Board of Trustees of the Trust has evaluated such information and considered such pertinent factors as it deemed necessary to undertake an informed evaluation of this Plan and determination as to whether this Plan should be adopted, and has determined that the adoption of this Plan, including the expense allocation contemplated herein, are in the best interests of each class of Shares individually, as well as the best interests of the Funds;

NOW THEREFORE, the Trust hereby adopts this Plan pursuant to Rule 18f-3 under the 1940 Act, on the following terms and conditions:

1.                                       The Funds may issue Shares in one or more classes (each, a “Class” and collectively, the “Classes”).  Shares so issued will have the rights and preferences set forth in the Establishment and Designation of Classes and the Trust’s then current registration statement relating to the Funds.

2.                                       Shares issued in Classes will be issued subject to and in accordance with the terms of Rule 18f-3 under the 1940 Act, including, without limitation:

(a)           Each Class shall have a different arrangement for shareholder services or the distribution of securities or both, and shall pay all of the expenses of that arrangement;

(b)           Each Class may pay a different share of other expenses, not including advisory or custodial fees or other expenses related to the management of the Trust’s assets, if these expenses are actually incurred in a different amount by that Class, or if the Class receives services of a different kind or to a different degree than other Classes;

(c)           Each Class shall have exclusive voting rights on any matter submitted to shareholders that relates solely to its arrangement;

(d)           Each Class shall have separate voting rights on any matter submitted to shareholders in which the interests of one Class differ from the interests of any other Class; and

(e)           Except as otherwise permitted under Rule 18f-3 under the 1940 Act, each Class shall have the same rights and obligations as each other Class.

3.                                       Nothing herein contained shall be deemed to require the Trust to take any action contrary to its Amended and Restated Declaration of Trust or By-Laws or any applicable statutory or regulatory requirement to which it is subject or by which it is bound, or to relieve or deprive the Board of Trustees of the responsibility for and control of the conduct of the affairs of the Trust.

4.                                       This Plan shall become effective as to the Funds upon approval by a vote of the Board of Trustees and vote of a majority of the Trustees who are not “interested persons” of the Trust (the “Independent Trustees”).

5.                                       This Plan shall continue in effect indefinitely unless terminated by a vote of the Board of Trustees of the Trust.  This Plan may be terminated at any time with respect to the Funds by a vote of the Board of Trustees of the Trust.  This Plan supersedes any and all other multiple class plans heretofore approved by the Board of Trustees of the Trust with respect to the Funds.

6.                                       This Plan may be amended at any time by the Board of Trustees of the Trust, provided that any material amendment of this Plan shall be effective only upon approval by a vote of the Board of Trustees of the Trust and a majority of the Independent Trustees.

7.                                       This Plan shall be construed in accordance with the laws of the State of Massachusetts and the applicable provisions of the 1940 Act.

8.                                       If any provision of this Plan shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of the Plan shall not be affected thereby.